Exhibit 99.1

NeoPhotonics Reports Third Quarter 2012 Financial Results Including

Record Quarterly Revenue

•	NeoPhotonics Returns to Profitability with Record Revenue

•	Gross Margin Continues Rise to 31.2%

•	Revenue Grows 54% Compared to Year-Ago Period

•	Continued Growth from 40/100G Products

SAN JOSE, CA – November 1, 2012 – NeoPhotonics Corporation (NYSE: NPTN), a leading designer and manufacturer of photonic integrated circuit, or PIC, based modules and subsystems for bandwidth-intensive, high speed communications networks, today announced financial results for its third quarter ended September 30, 2012.

“We are very pleased with our performance in the third quarter delivering 54% year-over-year revenue growth, and returning to profitability ahead of our initial projection schedule made at the time of the Santur acquisition,” said Tim Jenks, Chairman, President and CEO of NeoPhotonics. “We experienced growth from several Western customers, notably in Coherent and other high speed products, where we have a breadth of design wins that propelled us to another record quarter.”

Highlights for the Third Quarter of 2012

•	Revenue was $66.2 million, up $3.1 million, or 5%, from the prior quarter & up $23.3 million, or 54%, from the third quarter 2011

•	Gross margin was 31.2%, up from 24.8% in the prior quarter & 28.1% in the third quarter 2011

•	Non-GAAP gross margin was 32.9%, up from 26.5% in the prior quarter & 27.8% in the third quarter 2011

•	Income from continuing operations was $0.7 million, up $4.4 million from the prior quarter’s loss of $3.7 million and up from a loss of $4.2 million in the third quarter 2011

•	Non-GAAP income from continuing operations was $2.7 million, up $4.4 million from the prior quarter’s loss of $1.7 million and up from a loss of $3.2 million in the third quarter 2011

•	Diluted income per share from continuing operations was $0.02, up from a loss of $0.13 in the prior quarter & a loss of $0.17 in the third quarter 2011

•	Non-GAAP diluted income per share from continuing operations was $0.08, up from a loss of $0.06 in the prior quarter & a loss of $0.13 in the third quarter 2011

•	Adjusted EBITDA was $6.4 million, up from $1.8 million in the prior quarter & an adjusted EBITDA loss of $0.5 million in the third quarter 2011

Total cash, cash equivalents and short-term investments was $105.9 million at the end of the third quarter 2012, down from $107.1 million in the prior quarter. The slight decrease in cash was primarily due to scheduled debt repayment and capital expenditures that were substantially offset by strong collections in the quarter.

A reconciliation of GAAP financial measures to Non-GAAP financial measures is attached to this press release. See “Use of Non-GAAP Financial Information” below for a description of these Non-GAAP financial measures.

Outlook for the Quarter Ending December 31, 2012 and Full Year 2013

The company’s current expectations for the fourth quarter 2012 are:

•	Revenue in the range of $58 million to $62 million, primarily reflecting seasonality in the business

•	Non-GAAP gross margin in the range of 29% to 31%, primarily depending on product mix and the impact of pricing negotiations that take place in the quarter

•	Diluted loss per share from continuing operations in the range of $0.06 to $0.13, and on a Non-GAAP basis in the range of break-even to plus or minus $0.05 per share.

The Non-GAAP outlook excludes the expected amortization of intangibles and other assets of approximately $1.7 million and the anticipated impact of stock-based compensation of approximately $1.4 million, of which $1.1 million is estimated to relate to cost of goods sold.

The company’s current expectations for the full year of 2013 are for revenue growth in the range of 8% to 10% over 2012, and with that level of growth, profitability on an annual basis.

Conference Call

The company will discuss these financial results in a conference call at 6:00 p.m. EDT today. The public is invited to listen to a live webcast of the conference call on the Investor Relations section of the company website at http://ir.neophotonics.com. The conference call can be accessed by dialing 888-438-5525 if you are calling from within the United States, or +1-719-325-2144 if you are calling from outside the United States. The pass code for the call is 2241796. A replay of the webcast will be available on the Investor Relations section on the company’s website approximately two hours after the conclusion of the call. The audio replay will remain available until Tuesday, Nov 6, 2012, and can be accessed by dialing 888-203-1112 if you are calling from within the United States, or +1-719-457-0820 if you are calling from outside the United States, and entering the replay pass code 2241796.

About NeoPhotonics

NeoPhotonics is a leading designer and manufacturer of photonic integrated circuit, or PIC, based modules and subsystems for bandwidth-intensive, high-speed communications networks. The company’s products enable cost-effective, high-speed data transmission and efficient allocation of bandwidth over communications networks. NeoPhotonics maintains headquarters in San Jose, California and ISO 9001:2000 certified engineering and manufacturing facilities in Silicon Valley (USA) and Shenzhen, China. NeoPhotonics has been included in the Russell 3000® Index since June 2011. For additional information, visit www.neophotonics.com.

© 2012 NeoPhotonics Corporation. All rights reserved. NeoPhotonics and the red dot logo are trademarks of NeoPhotonics Corporation. All other marks are the property of their respective owners.

Forward Looking Statements

The statements in this press release under the heading “Outlook for the Quarter Ending December 31, 2012 and Full Year 2013” are forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as assumptions and current expectations, which could cause the company’s actual results to differ materially from those anticipated in such forward-looking statements. The risks and uncertainties that could cause the company’s results to differ materially from those expressed or implied by such forward-looking statements include but are not limited to: possible reduction in or volatility of customer orders or delays in shipments of products to customers; timing of customer drawdowns of vendor-managed inventory; possible disruptions in the supply chain or in demand for the company’s products due to industry developments, economic conditions or natural disasters; reductions in the company’s rate of new design wins, and/or the rate at which design wins go into production, and the rate of customer acceptance of new product introductions; the company’s reliance on a small number of customers for a substantial portion of its revenues; potential pricing pressure that may arise from changing supply or demand conditions in the industry; a decline in general conditions in the telecommunications equipment industry or the world economy generally (particularly in the United States, China or Europe); effects of seasonality; and other risks and uncertainties described more fully in the company’s documents filed with or furnished to the Securities and Exchange Commission. More information about these and other risks that may impact the company’s business are set forth in the “Risk Factors” section of the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 10, 2012. All forward-looking statements in this press release are based on information available to NeoPhotonics as of the date hereof and qualified in their entirety by this cautionary statement, and NeoPhotonics assumes no obligation to revise or update these forward-looking statements.

Use of Non-GAAP Financial Information

The company provides Non-GAAP gross margin, Non-GAAP net income (loss), Non-GAAP diluted net income (loss) per share and adjusted EBITDA, as supplemental information. In computing certain of these Non-GAAP financial measures, the company excludes certain items included under GAAP, including stock-based compensation expense, amortization of purchased intangible assets, amortization of acquisition-related fixed asset set-up, acquisition-related costs, restructuring charges, fair value adjustment to contingent consideration, and the related tax effects of Non-GAAP adjustments. In computing adjusted EBITDA, the company also excludes interest income and expense, provision for income taxes and depreciation expense.

Management uses these Non-GAAP financial measures to evaluate the operating performance of the business and aid in the period-to-period comparability. Management also uses the Non-GAAP financial measures for planning and forecasting and measuring results against its forecast. Using several measures to evaluate the business allows the company and investors to assess the company’s relative performance and ultimately monitor the company’s capacity to generate returns for its stockholders. The Non-GAAP financial measures provided herein may not provide information that is directly comparable to that provided by other companies in the company’s industry, as other companies may calculate such financial results differently. The company’s Non-GAAP financial measures are not measurements of financial performance under GAAP, and should not be considered as alternatives to the financial measures derived in accordance with GAAP. The company does not consider these Non-GAAP financial measures to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of the Non-GAAP financial measures to the most directly comparable GAAP financial measures is provided in the financial schedules portion of this press release.

Contacts:

JD Fay, Chief Financial Officer

NeoPhotonics Corporation

408-895-6086

Erica Mannion, Investor Relations

Sapphire Investor Relations, LLC

415-471-2700

ir@neophotonics.com

NeoPhotonics Corporation

Consolidated Statements of Operations (Unaudited)

(In thousands, except percentages, share and per share data)

	Three Months Ended
	Sep. 30, 2012	Jun. 30, 2012	Sep. 30, 2011
Revenue	$66,152	$63,025	$42,848
Cost of goods sold (1)	45,536	47,420	30,827

Gross profit	20,616	15,605	12,021
	31.2%	24.8%	28.1%
Operating expenses:
Research and development (1)	9,893	9,322	7,059
Sales and marketing (1)	3,354	3,406	3,103
General and administrative (1)	6,770	6,721	5,877
Amortization of purchased intangible assets	321	321	104
Adjustment to fair value of contingent consideration	(850)	(1,303)	—

Total operating expenses	19,488	18,467	16,143

Income (loss) from operations	1,128	(2,862)	(4,122)

Interest income	147	145	76
Interest expense	(135)	(145)	(52)
Other income (expense), net	154	(417)	191

Total interest and other income (expense), net	166	(417)	215

Income (loss) before income taxes	1,294	(3,279)	(3,907)
Provision for income taxes	(571)	(377)	(258)

Income (loss) from continuing operations	723	(3,656)	(4,165)
Income from discontinued operations, net of tax	—	—	75

Net income (loss)	$723	$(3,656)	$(4,090)

Net income (loss) per share—Basic:
Continuing operations	$0.02	$(0.13)	$(0.17)

Discontinued operations	$—	$—	$0.00

Net income (loss)	$0.02	$(0.13)	$(0.17)

Net income (loss) per share—Diluted:
Continuing operations	$0.02	$(0.13)	$(0.17)

Discontinued operations	$—	$—	$0.00

Net income (loss)	$0.02	$(0.13)	$(0.17)

Weighted average shares used to compute net income (loss) per share:
Basic	30,215,144	28,402,929	24,744,417

Diluted	30,611,304	28,402,929	24,744,417

(1) Includes stock-based compensation expense (credit) as follows for the periods presented:
Cost of goods sold	$228	$136	$(133)
Research and development	404	395	216
Sales and marketing	242	205	173
General and administrative	408	273	224

Total stock-based compensation expense	$1,282	$1,009	$480

NeoPhotonics Corporation

Consolidated Balance Sheets (Unaudited)

(In thousands)

	As of
	Sep. 30, 2012	Dec. 31, 2011
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$105,875	$86,384
Restricted cash	2,739	3,227
Accounts receivable, net	68,816	68,877
Inventories	44,092	35,341
Prepaid expenses and other current assets	7,927	5,882
Current assets held-for-sale	—	1,687

Total current assets	229,449	201,398
Long-term investments	162	92
Property, plant and equipment, net	54,016	56,344
Other intangible assets, net	15,148	17,999
Other long-term assets	1,043	1,049
Long-term assets held-for-sale	—	167

Total assets	$299,818	$277,049

LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,683	$37,599
Notes payable	11,098	14,620
Current portion of long-term debt	5,000	5,000
Accrued and other current liabilities	22,323	18,299
Current liabilities held-for-sale	—	1,681

Total current liabilities	76,104	77,199
Long-term debt, net of current portion	18,417	22,166
Deferred income tax liabilities	650	927
Other noncurrent liabilities	1,720	3,103

Total liabilities	96,891	103,395

Redeemable common stock	5,000	—
Stockholders’ equity:
Common stock	76	62
Additional paid-in capital	431,730	392,792
Accumulated other comprehensive income	11,215	11,353
Accumulated deficit	(245,094)	(230,553)

Total stockholders’ equity	197,927	173,654

Total liabilities, redeemable common stock and stockholders’ equity	$299,818	$277,049

NeoPhotonics Corporation

Reconciliation of Consolidated GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(In thousands, except percentages, share and per share data)

	Three Months Ended
	Sep. 30, 2012	Jun. 30, 2012	Sep. 30, 2011
NON-GAAP GROSS PROFIT:
GAAP gross profit	20,616	15,605	12,021
Stock-based compensation expense	228	136	(133)
Amortization of purchased intangible assets	616	616	7
Amortization of acquisition-related fixed asset step-up	243	259	—
Acquisition-related costs	40	70	—

Non-GAAP gross profit	$21,743	$16,686	$11,895

Non-GAAP gross margin (% of revenue)	32.9%	26.5%	27.8%
NON-GAAP INCOME (LOSS) FROM CONTINUING OPERATIONS:
GAAP income (loss) from continuing operations	723	(3,656)	(4,165)
Stock-based compensation expense	1,282	1,009	480
Amortization of purchased intangible assets	937	937	111
Amortization of acquisition-related fixed asset step-up	386	420	—
Acquisition-related costs	240	858	336
Restructuring charges	2	27	—
Fair value adjustment to contingent consideration	(850)	(1,303)	—
Income tax effect of Non-GAAP adjustments	(67)	(31)	(6)

Non-GAAP income (loss) from continuing operations	$2,653	$(1,739)	$(3,244)

ADJUSTED EBITDA:
GAAP income (loss) from continuing operations	723	(3,656)	(4,165)
Stock-based compensation expense	1,282	1,009	480
Amortization of purchased intangible assets	937	937	111
Amortization of acquisition-related fixed asset step-up	386	420	—
Acquisition-related costs	240	858	336
Restructuring charges	2	27	—
Fair value adjustment to contingent consideration	(850)	(1,303)	—
Interest (income) expense, net	(12)	—	(24)
Provision for income taxes	571	377	258
Depreciation expense	3,151	3,117	2,514

Adjusted EBITDA	$6,430	$1,786	$(490)

NON-GAAP DILUTED INCOME (LOSS) PER SHARE FROM CONTINUING OPERATIONS:
GAAP diluted income (loss) per share from continuing operations	$0.02	$(0.13)	$(0.17)

Non-GAAP diluted income (loss) per share from continuing operations	$0.08	$(0.06)	$(0.13)

SHARES USED TO COMPUTE NON-GAAP DILUTED INCOME (LOSS) PER SHARE FROM CONTINUING OPERATIONS:
Shares used to compute GAAP diluted income (loss) per share from continuing operations	30,611,304	28,402,929	24,744,417

Shares used to compute non-GAAP diluted income (loss) per share from continuing operations	31,393,431	28,402,929	24,744,417